EXHIBIT 99.1

Contact: Dennis Sabourin Investor Relations Officer (732)212-3321

FOR IMMEDIATE RELEASE

WELLMAN CONTINUES COST CUTTING

November 4, 2003, Shrewsbury, NJ - Wellman, Inc. (NYSE: WLM) today announced additional cost cutting actions that are expected to result in savings of at least $20 to $25 million. The Company has reduced the levels of management, is lowering fiber manufacturing costs, primarily specialty staple fiber costs, and improving cash flow by postponing the modification of its Pearl River assets to enable these assets to produce PET resins.

Clifford J. Christenson, Wellman's President, Chief Operating Officer and member of the Board of Directors, has resigned. The positions of Chief Operating Officer, Chief Administrative Officer, Vice President - Corporate Development and Vice President-Fiber Strategy and New Products have been eliminated. Other administrative consolidations are underway.

Joseph C. Tucker, formerly Vice President, Corporate Development, will assume the position of Vice President, Fibers and Recycled Products Group. John R. Hobson, formerly Vice President, Fibers and Recycled Products Group, will assume the newly created position of Vice President, Wellman Europe, with responsibility for Wellman's European fibers, PET resins and recycling activities in Europe.

Costs in the Fibers and Recycled Products Group will be reduced by focusing on the commercialization of new products it has developed in the past two years and decreasing costs related to developing and selling products that require new technology. It is also undertaking a variety of actions to lower overall manufacturing costs. These organizational changes will allow us to more efficiently bring to the fibers market our newly developed products and continue to provide the service and technical support our fibers customers rely on.

The Company has postponed the modification of the idle fiber line at its Pearl River facility to a swing line that would enable this line to produce either polyester fiber or PET resin. The completion of the modification is now targeted for 2006 when PET resin capacity utilization is expected to be higher than in 2005. This also has the benefit of deferring the capital spending associated with this project. Michael E. Dewsbury, Vice President, PET Resins-United States, stated, "We will continue to provide the market with superior PET resin products and will be developing our next generation products in anticipation of a 2006 capacity expansion."

Tom Duff, Chairman and CEO, stated, "We are committed to reducing costs to improve our competitive position. The significant steps we have announced today are part of a ongoing initiative to improve profitability, reduce debt and enhance stockholder value."

Wellman, Inc. manufactures and markets high-quality polyester products, including PermaClear® and EcoClear® brand PET (polyethylene terephthalate) packaging resins and Fortrel® brand polyester fibers. The world's largest PET plastic recycler, Wellman utilizes a significant amount of recycled raw materials in its manufacturing operations.

Forward-Looking Statements

Statements contained in this release that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In addition, words such as "believes," "expects," "anticipates," and similar expressions are intended to identify forward-looking statements. These statements are made as of the date hereof based upon current expectations and we undertake no obligation to update the information contained herein. These forward-looking statements involve certain risks and uncertainties, including but not limited to: demand and competition for PET resins and polyester fiber; the financial condition of our customers; availability and cost of raw materials; availability and cost of petrochemical feedstock necessary for the production process; the impact of a governmental investigation of pricing practices in the polyester staple fiber industry; availability of financing, changes in financial markets, interest rates, credit ratings, and foreign currency exchange rates; tax risks; U.S., European, Asian and global economic conditions; prices and volumes of imports; work stoppages; levels of production capacity and profitable operation of assets; changes in laws and regulations; prices of competing products; natural disasters and acts of terrorism; and maintaining the operations of our existing production facilities. Actual results may differ materially from those expressed herein. Results of operations in any past period should not be considered indicative of results to be expected in future periods. Fluctuations in operating results may result in fluctuations in the price of our common stock. For a more complete description of the prominent risks and uncertainties inherent in our business, see our Form 10-K/A for the year ended December 31, 2002.

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